                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                                Health Power, Inc.
                                (Name of Issuer)

                           Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    42219G 10 3
                                 (CUSIP Number)

                                 December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)


                                  SCHEDULE 13G

CUSIP No.:  42219G 10 3
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

             Bernard F. Master, D.O.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [  ]

             The reporting person disclaims membership in any group.  (b) [  ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
------------ -------------------------------------------------------------------
----------------------------------------------- ----------- --------------------
                  NUMBER OF                         5       SOLE VOTING POWER

                    SHARES                                  1,187,376
                                                    ----------------------------
                 BENEFICIALLY                       6       SHARED VOTING POWER

                                                            4,000
                   OWNED BY                         ----------------------------
                                                    7       SOLE DISPOSITIVE
                     EACH                                   POWER

               REPORTING PERSON                             1,187,376
                                                    ----------------------------
                     WITH                           8       SHARED DISPOSITIVE
                                                            POWER

                                                            4,000
----------------------------------------------- ----------- --------------------
----------------------------------------------- ----------- --------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,204,892
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES                                                      [   ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             31.3%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON

             IN
------------ -------------------------------------------------------------------

                       ITEMS 1 THROUGH 10 OF SCHEDULE 13G
                                       FOR
                             BERNARD F. MASTER, D.O.

Item 1.

         (a)      Name of Issuer:  Health Power, Inc.
         (b)      Address of Issuer's Principal Executive Offices:
                  1209 Orange Street, Wilmington, Delaware 19801.

Item 2.

         (a)      Name of Person Filing:  Bernard F. Master, D.O.
         (b)      Address of Principal Business Office:
                  560 East Town Street, Columbus, Ohio  43215.
         (c)      Citizenship:  United States of America.
         (d)      Title of Class of Securities:  Common Stock, $.01 par value.
         (e)      CUSIP Number:  42219G 10 3.

Item 3.           Not Applicable.

Item 4. The information contained in rows 5 through 9, inclusive, and row 11 of the cover page are incorporated herein by reference.

Item 5.           Not Applicable.

Item 6.           Not Applicable.

Item 7.           Not Applicable.

Item 8.           Not Applicable.

Item 9.           Not Applicable.

Item 10.          Not Applicable.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



January 20, 1999                                     /s/ Bernard F. Master, D.O.
Bernard F. Master, D.O.